UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 30, 2014 (May 23, 2014)

Ener-Core, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-173040	45-0525350
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9400 Toledo Way Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 949-616-3300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           Resignation of Director

Effective May 26, 2014, Stephen L. Johnson resigned from the registrant’s board of directors (the “Board”) and from the Board’s compensation committee.  Mr. Johnson’s decision to resign from his positions was not the result of any material disagreement with the registrant on any matter relating to the registrant’s operations, policies or practices.  On May 28, 2014, Mr. Johnson was appointed to the registrant’s board of advisors newly established by the Board.

(c)           Appointment of New Director

Effective May 28, 2014, Jeff Horn was appointed to the Board to fill the vacancy created by Mr. Johnson’s resignation.

Mr. Horn accepted the foregoing appointments pursuant to an offer letter from the registrant dated May 19, 2014, which provides for an option under the registrant’s 2013 Equity Award Incentive Plan (the “Incentive Plan”) to purchase 300,000 shares of the registrant’s common stock at an exercise price equal to the per share closing price on May 28, 2014, being the fair market value on such date.  In addition, Mr. Horn will be entitled to reimbursement for reasonable travel expenses incurred to attend meetings of the Board, as well as to indemnity in his capacity as a director.  Mr. Horn is also entitled to an annual director’s fee of $40,000.

In connection with the option provided by the offer letter, the registrant and Mr. Horn entered into a stock option agreement.  The agreement provides for 1/36 of the total number of shares to vest each month commencing from the grant date.

Copies of the foregoing offer letter and stock option agreement are attached hereto as Exhibits 99.1 and 99.1(a).

Mr. Horn’s career spanned over 34 years at Caterpillar Inc., including most recently as Managing Director of Caterpillar Power Generation Systems in Houston beginning in January 2009, before retiring in January 2012.  Caterpillar Inc. is not related to or affiliated with the registrant.  Mr. Horn received his B.S. degree in Economics from the University of Wisconsin, Madison, in 1977.  The Board concluded that Mr. Horn’s background in the power equipment sector, coupled with his work experience in the mining industry which is a target market for the registrant’s products, made his appointment to the Board appropriate.

There is no family relationship between Mr. Horn and any of the registrant’s current directors, executive officers or persons nominated or charged to become directors or executive officers, or those of the registrant’s subsidiary.  There are no transactions between the registrant and Mr. Horn that would require disclosure under Item 404(a) of Regulation S-K.

(d)           Material Contracts with Named Executive Officers

On May 23, 2014, the registrant entered into an Amendment to Executive Employment Agreement (the “Amendment”) with each of its chief executive officer Alain J. Castro, president and chief operating officer Boris A. Maslov, and chief financial officer Kelly Anderson.  The Amendment modifies the terms of each such officer’s employment agreement with the registrant, and is entered into in connection with such officer’s participation in the registrant’s voluntary wage reduction plan.  Under such plan, the registrant would issue each participant an option to purchase up to 15 shares of the registrant’s common stock under the Incentive Plan in exchange for each $1.00 that such participant voluntarily foregoes under the wage reduction plan.

Pursuant to the Amendment:

•	Mr. Castro’s annual base salary is adjusted to $120,000 from May 1, 2014 to July 31, 2014, and readjusted to $200,000 thereafter;

•	Mr. Maslov’s annual base salary is adjusted to $180,000 from May 9, 2014 to June 15, 2014, and readjusted to $225,000 thereafter; and

•	Ms. Anderson’s annual base salary is adjusted to $140,000 from May 16, 2014 to June 15, 2014, and readjusted to $175,000 thereafter.

Except for the foregoing, all other terms of each officer’s employment agreement with the registrant remain unchanged.  Copies of the Amendments are attached hereto as Exhibits 99.2, 99.3 and 99.4.

In connection with the Amendment, the registrant entered into a stock option agreement (the “Option Agreement”) with each officer.  Pursuant to the Option Agreement:

•	The registrant granted Mr. Castro an option to purchase 323,000 shares of common stock under the Incentive Plan at $0.48 per share commencing May 13, 2014, which option is immediately exercisable;

•	The registrant granted Mr. Maslov an option to purchase 75,700 shares of common stock under the Incentive Plan at $0.48 per share commencing May 13, 2014, which option is immediately exercisable; and

•	The registrant granted Ms. Anderson an option to purchase 47,100 shares of common stock under the Incentive Plan at $0.48 per share commencing May 13, 2014, which option is immediately exercisable.

Copies of the Option Agreements are attached hereto as Exhibits 99.2(a), 99.3(b) and 99.4(c).

Item 9.01	Financial Statement and Exhibits.

(d)	EXHIBITS

Exhibit Number	Description
99.1	Offer Letter from the registrant to Jeff Horn dated as of May 19, 2014.
99.1(a)	Stock Option Agreement between the registrant and Jeff Horn.
99.2	Amendment to Executive Employment Agreement between the registrant and Alain J. Castro, dated as of May 23, 2014.
99.2(a)	Stock Option Agreement between the registrant and Alain J. Castro.
99.3	Amendment to Executive Employment Agreement between the registrant and Boris A. Maslov, dated as of May 23, 2014.
99.3(a)	Stock Option Agreement between the registrant and Boris A. Maslov.
99.4	Amendment to Executive Employment Agreement between the registrant and Kelly Anderson, dated as of May 23, 2014.
99.4(a)	Stock Option Agreement between the registrant and Kelly Anderson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENER-CORE, INC.
Date:May 30, 2014	(Registrant)

	By:	/s/ Alain J. Castro
Alain J. Castro
Chief Executive Officer